SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 6, 2005

UNITED THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Spring Street

Silver Spring, MD 20910

(Address of principal executive offices including Zip Code)

(301) 608-9292

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

The board of directors (the “Board”) of United Therapeutics Corporation (the “Company”) on April 6, 2005 approved a new compensation policy for members of the Board based on their service as directors. The new policy provides for the following payments:

Non-executive directors will receive an annual retainer of $25,000 and an annual grant of an option to purchase 15,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). Newly elected or appointed directors will receive an option to purchase 20,000 shares of Common Stock at the time of their election or appointment. The non-executive Lead Director of the Board will receive an additional $25,000 annual retainer.

In addition to the above, directors serving on the Audit Committee of the Board will receive an annual retainer of $10,000 and the Chairman of the Audit Committee will receive an additional $20,000 annual retainer.

Directors serving on the Compensation Committee of the Board will receive an annual retainer of $7,500 and the Chairman of the Compensation Committee will receive an additional $15,000 annual retainer.

Directors serving on the Nominating and Governance Committee of the Board will receive an annual retainer of $5,000 and the Chairman of the Nominating and Governance Committee will receive an additional $10,000 annual retainer.

All options granted under the new policy described above will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.  These options will fully vest only if the director attends at least 75% of the Board and Board committee meetings from the time of grant until the next annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: April 12, 2005	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel